Exhibit 4.1

PUGET ENERGY, INC.,

AS ISSUER

AND

COMPUTERSHARE TRUST COMPANY,

NATIONAL ASSOCIATION, AS SUCCESSOR

TRUSTEE

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of March 17, 2022

$450,000,000

4.224% Senior Secured Notes due 2032

THIS SEVENTH SUPPLEMENTAL INDENTURE (this “Seventh Supplemental Indenture”) is made as of the 17th day of March, 2022, by and between PUGET ENERGY, INC., a Washington corporation, as issuer (the “Company”), and COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as successor trustee to WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Trustee”):

WHEREAS, the Company has heretofore entered into an Indenture, dated as of December 6, 2010 (the “Original Indenture”), with the Trustee;

WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as supplemented, including by this Seventh Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, under the Original Indenture, a new series of senior secured notes may at any time be established by the Board of Directors in accordance with the provisions of the Original Indenture and the terms of such series may be described by a supplemental indenture executed by the Company and the Trustee;

WHEREAS, the Company proposes to create under the Indenture a new series of senior secured notes; and

WHEREAS, all things necessary to authorize the execution and delivery of this Seventh Supplemental Indenture and make it a valid and binding agreement of the Company, in accordance with its terms, have been done.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

4.224% SENIOR NOTES DUE 2032

SECTION 1.01 Establishment. There is hereby established a new series of senior secured notes to be issued under the Indenture, to be designated as the Company’s 4.224% Senior Secured Notes due March 15, 2032 (the “Notes”).

There are to be authenticated and delivered $450,000,000 principal amount of Notes, and such principal amount of Notes may be increased from time to time pursuant to Section 3.01 of the Original Indenture. All Notes need not be issued at the same time and such series may be reopened at any time, without the consent of any Holder, for issuances of additional Notes. Any such additional Notes will have the same interest rate, maturity and other terms as those initially issued. No Notes shall be authenticated and delivered in excess of the principal amount as so increased, except as provided by Sections 2.03, 3.05, 3.06, 4.06 and 11.06 of the Original Indenture and the terms of this Seventh Supplemental Indenture. The Notes shall be issued in definitive fully registered form.

The form of the Trustee’s Certificate of Authentication for the Notes shall be substantially in the form set forth in Exhibit B hereto.

Each Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for.

SECTION 1.02 Definitions. The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Original Indenture.

“Bylaws” has the meaning specified in Section 1.08(j).

“Change of Control” has the meaning specified in Section 1.08(j).

“Change of Control Date” has the meaning specified in Section 1.08(a).

“Change of Control Offer” has the meaning specified in Section 1.08(a).

“Change of Control Purchase Notice” has the meaning specified in Section 1.08(c).

“Change of Control Purchase Price” has the meaning specified in Section 1.08(a).

“Change of Control Repurchase Event” has the meaning specified in Section 1.08(j).

“Clearstream” means Clearstream Banking, S.A.

“Company” has the meaning specified in the Preamble hereof.

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear System.

“Global Note” has the meaning specified in Section 1.05.

“Indenture” has the meaning specified in the Recitals hereof.

“Interest Payment Date” means March 15, and September 15 of each year, commencing on September 15, 2022.

“Investment Grade” has the meaning specified in Section 1.08(j).

“Investors” has the meaning specified in Section 1.08(j).

“Notes” has the meaning specified in Section 1.01.

“Original Indenture” has the meaning specified in the Recitals hereof.

“Par Call Date” has the meaning specified in Section 1.07.

“Permitted Holders” has the meaning specified in Section 1.08(j).

“Purchase Date” has the meaning specified in Section 1.08(a).

“Rating Agency” has the meaning specified in Section 1.08(j).

“Ratings Event” has the meaning specified in Section 1.08(j).

“Regular Record Date” means, with respect to each Interest Payment Date, the close of business on March 1 or September 1 immediately preceding such Interest Payment Date.

“Seventh Supplemental Indenture” has the meaning specified in the Preamble hereof.

“Stated Maturity” means March 15, 2032.

“Treasury Rate” has the meaning specified in Section 1.07.

“Trustee” has the meaning specified in the Preamble hereof.

“Voting Stock” has the meaning specified in Section 1.08(j).

SECTION 1.03 Payment of Principal and Interest.

(a) The principal of the Notes shall be due at Stated Maturity. The unpaid and outstanding principal amount of the Notes, and any overdue installment of interest thereon to the extent permitted by law, shall bear interest at the rate of 4.224% per year until paid or made available for payment, such interest to accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid, from the date hereof. Interest shall be paid semi-annually in arrears on each Interest Payment Date, commencing on September 15, 2022, to the Person in whose name the Notes are registered on the Regular Record Date for such Interest Payment Date; provided that interest payable at the Stated Maturity of principal or on a Redemption Date as provided herein will be paid to the Person to whom principal is payable. Any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the holders on such Regular Record Date and may be paid as provided in Section 3.07 of the Original Indenture.

(b) Payments of interest on the Notes will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Notes shall be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on the Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). Payment of the principal, premium, if any, due at the Stated Maturity of, or on a Redemption Date for, the Notes shall be made upon surrender of the Notes at the Corporate Trust Office. The principal of and interest on the Notes shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of interest (including interest on any Interest Payment Date) will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least fifteen (15) days prior to the date for payment by the Person entitled thereto.

SECTION 1.04 Denominations. The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 1.05 Form of Notes.

(a) The Notes shall be issued in the form of one or more Global Notes in definitive, fully registered form, without interest coupons, substantially in the form of Exhibit A hereto (referred to collectively as the “Global Note”). The Global Note shall be deposited on the date of the closing of the sale of the Notes with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary.

(b) Except as otherwise provided herein, the Global Note may be transferred, in whole and not in part, solely to another nominee of the Depositary or to a successor of the Depositary or its nominee. Owners of beneficial interests in the Global Notes will not be considered the Holders thereof for any purpose under the Indenture, and beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form. The rights of Holders of such Global Note shall be exercised only through the Depositary. The Global Note shall be exchangeable for Notes registered in the names of Persons other than the Depositary or its nominee only in accordance with Section 2.03 of the Original Indenture. The Global Note shall be exchangeable for Notes registered in such names as the Depositary shall direct.

SECTION 1.06 Defeasance. The provisions of Article Six of the Original Indenture shall apply to the Notes.

SECTION 1.07 Redemption at the Option of the Company.

(a) Prior to December 15, 2031 (three months prior to the maturity date of the Notes) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 days’ notice to registered holders of the Notes, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 35 basis points less (b) interest accrued to the Redemption Date, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

(b) On or after the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 days’ notice to registered holders of the Notes, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

(c) The Company shall notify the Trustee in writing of the Redemption Price with respect to the foregoing redemption promptly after the calculation thereof. The Trustee shall not be responsible for calculating said Redemption Price or confirming the accuracy thereof. Notwithstanding Section 4.04 of the Original Indenture, such notice need not set forth the Redemption Price but only the manner of calculation thereof.

SECTION 1.08 Change of Control.

(a) In the event of any Change of Control Repurchase Event (the effective date of such Change of Control Repurchase Event being the “Change of Control Date”) each Holder of the Notes will have the right, at such Holder’s option, subject to the terms and conditions herein, to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes (a “Change of Control Offer”) on a date selected by the Company that is no earlier than sixty (60) days nor later than ninety (90) days (the “Purchase Date”) after the sending of written notice by the Company of the occurrence of such Change of Control Repurchase Event, at a repurchase price payable in cash equal to 101% of the principal amount of such Notes plus accrued interest, if any, and Additional Interest, if any, thereon to the Purchase Date (the “Change of Control Purchase Price”).

(b) Within thirty (30) days after the Change of Control Date, the Company shall send to each Holder of a Note a notice regarding the Change of Control Repurchase Event, which notice shall state:

(i) that a Change of Control Repurchase Event has occurred and that each such Holder has the right to require the Company to repurchase all or any part of such Holder’s Notes at the Change of Control Purchase Price;

(ii) the Change of Control Purchase Price;

(iii) the Purchase Date;

(iv) that any Note not tendered will continue to accrue interest;

(v) that, unless the Company defaults in the payment of the Change of Control Purchase Price, all Notes accepted for payment pursuant to the Change of Control Repurchase Event will cease to accrue interest after the Purchase Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Repurchase Event shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Purchase Date; provided Notes held in book entry form shall comply with the Applicable Procedures of DTC.

(vii) the procedures to withdraw a Holder’s election to have any Notes repurchased pursuant to the Change of Control Repurchase Event; and

(viii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.

(c) To exercise its right to have any Notes repurchased pursuant to a Change of Control Repurchase Event, a Holder must deliver a written notice (the “Change of Control Purchase Notice”) to the Paying Agent at the Corporate Trust Office or any other office of the Paying Agent maintained for such purposes, not later than thirty (30) days prior to the Purchase Date. Notes held in book entry form shall comply with the Applicable Procedures of DTC. The Change of Control Purchase Notice shall state:

(i) the portion of the principal amount of any Notes to be repurchased, which shall be a minimum of $2,000 and in integral multiples of $1,000 in excess thereof;

(ii) that such Notes are to be repurchased by the Company pursuant to this Section 1.08; and

(iii) unless the Notes are represented by one or more Global Notes, the certificate numbers of the Notes to be repurchased.

(d) The Paying Agent shall promptly send to each Holder of Notes properly tendered the Change of Control Purchase Price for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Purchase Date.

(e) Any Change of Control Purchase Notice may be withdrawn by a Holder by a written notice of withdrawal delivered to the Paying Agent not later than three (3) Business Days prior to the Purchase Date or for book-entry notes, in accordance with the Depositary’s procedures. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the Notes as to which the withdrawal notice relates and the principal amount, if any, that remains subject to a Change of Control Purchase Notice.

(f) If the Paying Agent holds money sufficient to pay the Change of Control Purchase Price of a Note on the Business Day following the Purchase Date for such Note, then, on and after such date, interest on such Note will cease to accrue, whether or not such Note is delivered to the Paying Agent, and all other rights of the Holder of such Note shall terminate (other than the right to receive the Change of Control Purchase Price upon delivery of such Note).

(g) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 1.08, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1.08 by virtue of such compliance.

(h) Notwithstanding anything to the contrary in this Section 1.08, the Company shall not be required to make Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (ii) notice of redemption has been given pursuant to Section 1.07 unless and until there is a default in payment of the applicable Redemption Price.

(i) Notwithstanding anything to the contrary in this Section 1.08, no Note may be repurchased by the Company as a result of a Change of Control Repurchase Event if there shall have occurred and be continuing an Event of Default (other than a default in the payment of the Change of Control Purchase Price with respect to the Notes).

(j) The following terms shall have the following meanings in this Section 1.08:

“Change of Control” means the occurrence of any of the following events:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), other than the Permitted Holders, becomes the “beneficial owners” (as used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group will be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company or otherwise;

(ii) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and its subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned subsidiary) to any person other than the Permitted Holders shall have occurred, or the Company merges, consolidates or amalgamates with or into any other person or any other person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (x) the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation and (y) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, a majority of the Voting Stock of the Company or the surviving corporation immediately after such transaction;

(iii) during any period, individuals who at the beginning of such period constituted the Board of Directors (for so long as the Amended and Restated Bylaws of the Company, dated February 6, 2009 (as amended from time to time, the “Bylaws”) are in effect, together with any replacement or new directors appointed to such Board of Directors in accordance with the terms of the Bylaws, and to the extent the terms of the Bylaws are no longer in effect, together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(iv) the Company’s shareholders shall have approved any plan of liquidation or dissolution of the Company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Investment Grade” means BBB- or higher by Standard & Poor’s and Baa3 or higher by Moody’s, or the equivalent of such ratings by Standard & Poor’s or Moody’s or, if either Standard & Poor’s or Moody’s shall not make a rating on the Notes publicly available, another Rating Agency.

“Investors” means (i) the Ontario Municipal Employees Retirement System, (ii) PGGM Vermogensbeheer, (iii) Ontario Teachers’ Pension Plan Board, (iv) Macquarie Washington Clean Energy Investment, L.P., (v) the British Columbia Investment Management Corporation, (vi) the Alberta Investment Management Corporation and (vii) each of their respective Affiliates (not including, however, any portfolio companies of any of the Investors). For purposes of the preceding sentence, the term “portfolio companies” does not include, without limitation, (i) any investment fund or investment vehicle managed or co-managed by any Investor or by any of such investment funds’ or investment vehicles’ Affiliates or (ii) any direct or indirect non-operating subsidiary of any Investor.

“Permitted Holders” means each of the Investors and members of management of the Company (or its direct or indirect parent) who are holders of Voting Stock of the Company (or any of its direct or indirect parent companies) on the issue date of the Notes and any “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of a majority of the total voting power of the Voting Stock of the Company.

“Rating Agency” means each of Standard & Poor’s, Moody’s, and Fitch Ratings, or, if Standard & Poor’s, Moody’s, or Fitch Ratings, or all of them do not make a rating on the Notes publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors), which shall be substituted for Standard & Poor’s, Moody’s, or Fitch Ratings, or all of them, as the case may be.

“Ratings Event” means a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes). Notwithstanding the foregoing, if the rating of the Notes by each of the Rating Agencies is Investment Grade, then “Ratings Event” means a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of the Notes by each of the Rating Agencies falls below Investment Grade on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes).

“Voting Stock” means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

Section 1.09 Trustee’s Responsibilities. The Trustee assumes no responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or any other party contained in this document or for any failure by the Company or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. Neither the Trustee nor any Paying Agent shall be responsible for determining whether any asset disposition has occurred and whether any asset sale offer with respect to the Notes is required. Neither the Trustee nor any Paying Agent shall be responsible for determining whether any change of control has occurred and whether any change of control offer with respect to the Notes is required. Neither the Trustee nor any Paying Agent shall be responsible for monitoring our credit rating status, making any request upon any rating agency or determining whether any rating event with respect to the Notes has occurred.

ARTICLE II

AMENDMENTS TO THE ORIGINAL INDENTURE

SECTION 2.01 Section 5.03(e) of the Original Indenture is hereby deleted and replaced in its entirety with the following language:

“Subject to applicable escheatment laws, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of and premium, if any, or interest, if any, on any Security and remaining unclaimed for two years after such principal and premium, if any, or interest, if any, has become due and payable shall be paid to the Company on Company Request, or, if then held by the Company, shall be discharged from such trust; and, upon such payment or discharge, the Holder of such Security shall, as an unsecured general creditor and not as the Holder of an Outstanding Security, look only to the Company for payment of the amount so due and payable and remaining unpaid, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

SECTION 2.02 Section 1.06(a) of the Original Indenture is hereby deleted and replaced in its entirety with the following language:

“Except as otherwise expressly provided herein, where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given, and shall be deemed given, to Holders if in writing and mailed, first-class postage prepaid, or send by electronic mail to each Holder affected by such event, at the address of such Holder as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice.

SECTION 2.03 Section 4.03(a) of the Original Indenture is hereby deleted and replaced in its entirety with the following language:

“If less than all the Securities of any series, or any Tranche thereof, are to be redeemed, the particular Securities to be redeemed shall be selected by the Security Registrar from the Outstanding Securities of such series or Tranche not previously called for redemption, by lot or by such method as the Trustee shall deem fair and appropriate, and in accordance with the Depositary’s applicable procedures, and which may, in any case, provide for the selection for redemption of portions (in any authorized denomination for Securities of such series or Tranche) of the principal amount of Securities of such series or Tranche having a denomination larger than the minimum authorized denomination for Securities of such series or Tranche; provided, however, that if, as indicated in an Officer’s Certificate, the Company shall have offered to purchase all or any principal amount of the Securities then Outstanding of any series, or any Tranche thereof, and less than all of such Securities as to which such offer was made shall have been tendered to the Company for such purchase, the Trustee, if so directed by Company Order, shall select for redemption all or any principal amount of such Securities which have not been so tendered.”

SECTION 2.04 Section 4.03(c) of the Original Indenture is hereby modified by adding the following language after the last sentence:

“The Company shall provide written notice to the Trustee prior to the close of business two Business Days prior to the Redemption Date if any such redemption has been rescinded or delayed, and promptly following receipt the Trustee shall provide such notice to the Holders in the same manner in which the notice of redemption was given.”

SECTION 2.05 Section 5.08(a) of the Original Indenture is hereby deleted and replaced in its entirety with the following language:

“At all times whether or not the Company is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act the Company shall furnish to the Trustee and the Holders of the Securities or cause the Trustee to furnish to the Holders of the Securities, so long as any series of Securities is outstanding:

(i) within ninety (90) days of the end of each fiscal year and within sixty (60) days of the end of each fiscal quarter, all annual and quarterly reports that would be required to be filed with the Commission on

Forms IO-K and IO-Q if the Company were required to file such reports; and

(ii) within the time periods specified in the Commission’s rules and regulations that would be applicable if the Company were subject to such rules and regulations, all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.”

Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the Company’s covenants under the Original Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on officers’ certificates).

SECTION 2.06 11.02(d) of the Original Indenture is hereby deleted and replaced in its entirety with the following language:

“Anything in this Indenture to the contrary notwithstanding, if the Officer’s Certificate, supplemental indenture or Board Resolution, as the case may be, establishing the Securities of any series or Tranche shall so provide, (i) the Holders of such Securities shall be deemed to have consented to such supplemental indenture or other document containing the additions, changes or eliminations to or from the Indenture which shall be specified in such Officer’s Certificate, supplemental indenture or Board Resolution establishing such series or Tranche and (ii) no Act of such Holders shall be required to evidence such consent.”

SECTION 2.07 7.07(c) of the Original Indenture is hereby deleted and replaced in its entirety with the following language:

“such Holder or Holders shall have offered to the Trustee indemnity satisfactory to it against the costs, losses expenses and liabilities to be incurred in compliance with such request;”

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01 Recitals by the Company. The recitals in this Seventh Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Seventh Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. All of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Seventh Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3.02 Ratification and Incorporation of Original Indenture. As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Seventh Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.03 Executed in Counterparts. This Seventh Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument. This Supplemental Indenture or to any document delivered in connection with this Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (“UCC”) (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 3.04 New York Law to Govern. This Seventh Supplemental Indenture and each Note shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.05 Valid and Binding Obligation. This Seventh Supplemental Indenture, upon execution and delivery by the parties hereto, constitutes a valid and binding obligation of the Company or the Trustee, as applicable, enforceable against the Company or the Trustee, as applicable, in accordance with its terms, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity and except as rights to indemnification may be limited by applicable law.

[Signature page immediately follows]

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officers, all as of the day and year first above written.

PUGET ENERGY, INC.
As Issuer

By:	/s/ Cara Peterman
Name:	Cara Peterman
Title:	Corporate Treasurer

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION
As Successor Trustee

By:	/s/ Linda Lopez
Name:	Linda Lopez
Title:	Assistant Vice President

[Signature Page to Seventh Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO PUGET ENERGY, INC. (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE IN WHOLE SHALL BE LIMITED TO TRANSFERS TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY AND TRANSFERS OF THIS GLOBAL NOTE IN PART SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

CUSIP: [            ]

ISIN: [            ]

PUGET ENERGY, INC.

4.224% Senior Secured Note due 2032

Principal Amount:	$[ ] or such other principal sum set forth in the Schedule of Exchanges of Interests attached hereto

Regular Record Date:	March 1 or September 1 immediately preceding the applicable Interest Payment Date

Original Issue Date:	March 17, 2022

Stated Maturity:	March 15, 2032

Interest Payment Dates:	March 15 and September 15, beginning on September 15, 2022

Interest Rate:	4.224% per annum

Authorized Denominations: $2,000 or any integral multiple of $1,000 in excess thereof

No. [ ]	$[ ]

Puget Energy, Inc., a Washington corporation (the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to [            ], or registered assigns, the principal sum of [            ] DOLLARS ($[            ]) or such other principal sum as shall be set forth in the Schedule of Exchanges of Interests attached hereto on the Stated Maturity shown above (or upon earlier redemption), and to pay interest thereon from the Original Issue Date shown above, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on each Interest Payment Date as specified above, commencing on the Interest Payment Date next succeeding the Original Issue Date shown above and on the Stated Maturity (or upon earlier redemption) at the rate per annum shown above until the principal hereof is paid or made available for payment and on any overdue principal and on any overdue installment of interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (other than an Interest Payment Date that is the Stated Maturity or on a Redemption Date) will, as provided in such Indenture, be paid to the Person in whose name this Note (this “Note”) is registered at the close of business on the Regular Record Date as specified above next preceding such Interest Payment Date; provided that any interest payable at Stated Maturity or on any Redemption Date will be paid to the Person to whom principal is payable. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 15 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Notes of this series shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Indenture.

Payments of interest on this Note will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). A “Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or a day on which the Trustee’s Corporate Trust Office is closed for business.

Payment of the principal, premium, if any, and interest due at the Stated Maturity or earlier redemption of this Note shall be made upon surrender of this Note at the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of interest (including interest on any Interest Payment Date) will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 15 days prior to the date for payment by the Person entitled thereto.

The unpaid principal amount of this Note shall bear interest at the rate per annum set forth above.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

PUGET ENERGY, INC.

By:
Name:
Title:

ATTEST:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

COMPUTERSHARE TRUST COMPANY, NATIONAL
ASSOCIATION, as Successor Trustee

By:
Authorized Signatory

Dated:

(Reverse Side of Note)

This Note is one of a duly authorized issue of Senior Secured Notes of the Company, issued and issuable in one or more series under an Indenture, dated as of December 6, 2010, as supplemented, including by the Seventh Supplemental Indenture dated as of March 17, 2022 (collectively, the “Indenture”), between the Company and Computershare Trust Company, National Association, as successor trustee to Wells Fargo Bank, National Association, to which Indenture reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Senior Secured Notes issued thereunder and of the terms upon which said Senior Secured Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as 4.224% Senior Secured Notes due March 15, 2032 (the “Senior Secured Notes”) in aggregate principal amount of up to $450,000,000, subject to increase as provided for in the Indenture. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.

The Notes are secured obligations of the Company. The Notes are secured by a pledge of Collateral pursuant to the Security Documents referred to in the Indenture.

The Notes are subject to optional redemption, and may be the subject of a Change of Control Offer, as further described in the Indenture.

If an Event of Default with respect to the Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Senior Secured Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Senior Secured Notes of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Outstanding Senior Secured Notes of each series, on behalf of the Holders of all Senior Secured Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note. Without notice to or the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision thereof or hereof, or in any manner that the Company and the Trustee may determine that is not inconsistent with the Indenture and the Notes and will not adversely affect the interests of any Holder.

The Indenture contains certain covenants, including without limitation, covenants with respect to liens and mergers, consolidations and certain transfers of assets. The Company must furnish to the Trustee annual statements as to the Company’s compliance with such limitations in accordance with the terms of the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar and duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and of like tenor and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Senior Secured Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Senior Secured Notes are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same upon surrender of the Senior Secured Note or Notes to be exchanged at the office or agency of the Company.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York. The Trustee will furnish to any Holder upon written request and without charge a copy of the Indenture.

Requests may be made to Computershare Trust Company, National Association, Attention: Corporate Trust Office.

EXHIBIT B

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

COMPUTERSHARE TRUST COMPANY, NATIONAL
ASSOCIATION, as Successor Trustee

By:
Authorized Signatory

Dated: